Exhibit 10.5
The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.
November 1, 2005
CONTRACT MANUFACTURING AGREEMENT
between
OSG NORWICH PHARMACEUTICALS, INC.
and
JDS PHARMACEUTICALS, LLC.

THIS CONTRACT MANUFACTURING AGREEMENT (the “Agreement”) is made this 1st.day of November, 2005 (the “Agreement Date”), by and between JDS Pharmaceuticals, LLC. (“JDS”), a Delaware Limited Liability Company with a principal place of business at 122 East 42nd. Street New York, NY 10168 USA, and OSG NORWICH PHARMACEUTICALS, INC (“NPI”), a Delaware corporation with a principal place of business at 6826 State Highway 12, Norwich, NY 13815 USA.
Recitals
     A. JDS is engaged in the business of, among other things, marketing and distributing certain pharmaceutical products.
     B. NPI is in the business of contract manufacturing and packaging pharmaceutical products, and providing related services.
     C. JDS has agreed to purchase from NPI, and NPI has agreed to provide to JDS, certain manufacturing and quality assurance services relating to certain of JDS’s products, on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, JDS and NPI the (“Parties”) agree as follows:
Article 1 — Definitions
     The following terms used in this Agreement shall have the meanings set forth below. Other terms of less general applicability are defined where appropriate and are listed in the List of Defined Terms in the Appendix.
     1.1 “Confidential Information” means any and all trademarks, trademark applications, tradenames, copyrights, patents, patent applications, technical information, know-how, formulae, processes, clinical studies, trade secrets, confidential and/or proprietary information and other know-how, information, documents and/or materials, technology, formulations, specifications, testing data and analytical methods and, in addition, information which would be considered a trade secret under the Uniform Trade Secrets Act as in force and effect in the State of New York.

     1.2 “Manufacture”, or any variation thereof, means all operations necessary to produce the Products to the specified state of completion in accordance with the terms and conditions of this Agreement. Without limiting the foregoing, the term “Manufacture” shall include (i) all receipt and storage of Materials incident to such operations, and (ii) the performance of all quality control procedures pertaining to the Products which are required by applicable regulations on the Agreement Date, and/or which become required by such regulations after the Agreement Date, and which NPI has agreed in writing to perform.
     1.3 “Product” or “Products” means those products of JDS more fully described on Schedule 1.3 in the presentation forms listed in Schedule 1.3.
     1.4 “Materials” means raw materials (chemicals) and packaging materials used to Manufacture and package Products.
     1.5 “Printed Matter” means all printed Materials required pursuant to the Specifications or necessary to sell the Product in compliance with the Laws, Rules and Regulations, including labeling required to be affixed to and/or packaged with Products delivered to JDS hereunder.
     1.6 “Specifications” mean the written methods, formulae, procedures, specifications, tests (and testing protocols) and standards pertaining to each presentation form of the Products set forth in Schedule 1.6, as modified from time to time.
     1.7 “Supply Term” means the period starting on the Agreement Date and continuing for the initial term of this Agreement and any subsequent extension period as set forth in Section 7.1 hereof, subject to any earlier termination of this Agreement pursuant to Section 7.2 hereof.

     1.8 “Laws, Rules and Regulations” means the Federal Food, Drug, and Cosmetic Act (“FDCA”) and all regulations promulgated thereunder, including, but not limited to, the current Good Manufacturing Practices for finished pharmaceuticals (“cGMPs”), as promulgated by the U.S. Food and Drug Administration (“FDA”) in Parts 210 and 211 of Title 21, United States Code of Federal Regulations (“C.F.R.”), or when appropriate, any corresponding statutes and/or regulations of any other country’s prescription pharmaceuticals regulating health authority / agency, now existing and hereafter promulgated.
     1.9 “Commercially Reasonable Efforts” mean that degree of effort, expertise and resources which a person, of ordinary skill, ability and experience in the matters addressed herein, would utilize or otherwise apply with respect to fulfilling the obligations assumed hereunder.
Article 2 —Supply of Product
     2.1 Obligations of the Parties.
          (a) Relationship of the Parties. The Parties acknowledge that no partnership, joint venture, or agency relationship is created between the Parties with respect to this Agreement.
          (b) Manufacture of Products. Subject to the terms and conditions hereof, NPI shall Manufacture Products in accordance with applicable Laws, Rules and Regulations, the Specifications provided to NPI by JDS, and the Quality Assurance Agreement attached as Schedule 2.1(b).
          (c) Product Recalls. JDS shall be responsible for conducting product recalls, and shall promptly notify NPI of any recall notice for supplied Products. NPI shall use commercially reasonable efforts to cooperate with and assist JDS in the performance of such duties and obligations. NPI shall promptly notify JDS if it receives any notice, including a recall notice, which relates to the marketability, safety, or effectiveness of any Product. JDS shall be responsible for the expense of all recalls initiated by JDS, except where the recall results from NPI’s breach of warranties under this Agreement, defective manufacture or packaging, or other breach or fault of NPI, its employees and agents, in which case NPI shall be responsible for the expense of the recall. For purposes of this Agreement, the “expense of the recall” shall be the reasonable out-of-pocket expenses associated with JDS notification, product return, replacement or destruction, and any other charges incurred in order to comply with recall procedures.
          (d) Stability Testing. JDS shall bear the cost of stability testing required for Products in both finished packaged and semi-finished pack forms. The cost of NPI-supplied Stability services is included in Schedule 2.1 (d).
          (e) Adverse Drug Experience Reports. JDS shall be responsible for filing, with the responsible regulatory body in any country where JDS markets Products, any and all adverse drug reaction reports that it receives.
          (f) Product Complaints. JDS shall have the responsibility for fielding, investigating and responding to all Product complaints. NPI shall provide reasonable cooperation in promptly investigating and reporting to JDS the results of investigations for all Product complaints that may involve the Products not meeting specifications. In the event that NPI receives any Product complaints, NPI shall notify JDS of all such complaints within five (5) days of receipt. NPI shall notify JDS of any report of (i) a non-serious adverse drug reaction (as defined in 21 C.F.R. section 314.80(a)) concerning any Product within three (3) days of receipt and for a serious adverse drug reaction (as defined in 21 C.F.R. section 314.80(a)) concerning any Product within twenty-four (24) hours of receipt and (ii) provide JDS with information as required by applicable Law Rules and regulations.
     2.2 Technology Rights. Subject to the terms and conditions hereof, NPI shall have the right to use JDS’s Confidential Information, which relates in any way to the Products, to Manufacture the Products for JDS or JDS’s successors or assigns. The Parties acknowledge and agree that JDS is the owner of its Confidential Information and that NPI has no ownership rights thereto, and no right to use JDS’s Confidential Information except as provided in this Agreement.

     2.3 Purchase, Receipt and Storage of Materials. NPI shall be responsible to purchase, receive and store Materials to support the Manufacture of JDS Products. JDS may, at its option and upon prior notice to NPI, purchase or supply the Materials. However, to the extent that NPI is tasked with purchasing Materials that will serve as active or inactive drug ingredients in any Product, JDS shall provide NPI with a list of vendors from which NPI may purchase such Materials. NPI may not purchase active or inactive drug ingredients for use in any Products from any other vendor without JDS’s prior written approval. A list of Materials that NPI will purchase is provided in Schedule 2.3. Any Materials not listed in Schedule 2.3 will be provided at the expense of JDS. All materials provided to Norwich by JDS will be stored in accordance with Law, Rules and Regulations and will be conspicuously labeled as JDS property.
     2.4 Shipment of Finished Goods All finished, labeled Products delivered hereunder to JDS shall have proper dating on the labels and have at least 30 months shelf life remaining at time of delivery.. All Products delivered to JDS hereunder shall be shipped F.O.B. point of manufacture by a common carrier (“Carrier”) approved and paid for by JDS. NPI shall ship such quantities to the destination(s) and at the time(s) specified in Purchase Orders (as defined in Section 3.2 hereof) by JDS or its designee. JDS will designate an approved Carrier, or will provide a schedule of approved Carriers of which NPI will choose one from the list.
     2.5 Labeling and Packaging of Supplied Products. JDS shall, at its own cost and expense, supply NPI with the mechanical design of artwork for all Printed Matter to be used by NPI in connection with packaging the Products. NPI shall be responsible for the printing of all finished Printed Matter and for ensuring that the proper Printed Matter is affixed to, or included with each Product. Each set of artwork supplied by JDS, and each partial set and/or alteration or amendment thereto, for each piece of Printed Matter shall be identified by a unique item control number or code (the “Code”) supplied by JDS, which is consistent with NPI’s existing control practices. All physical specifications of all Printed Matter shall comply with NPI’s control numbering system, quality control requirements and manufacturing process constraints as provided by NPI. No changes to printed matter will be made in the Master Packaging Record Specifications without the prior written consent of JDS.

     2.6 Inspections. Upon reasonable prior written notice, during NPI regular business hours, and subject to NPI’s normal confidentiality and safety regulations governing visitors, JDS’s representatives, including without limitation its employees, officers, agents, contractors and consultants, shall have the right to enter and inspect the facility at which the Products are Manufactured and to request samples of the Products being Manufactured. Such inspections shall be conducted in a manner and at the times such as to cause the least possible amount of interference with NPI’s operations, but, in any event, NPI shall permit the inspection no later than three days following after the inspection date stated in JDS’s written notice. NPI shall maintain, in compliance with applicable Laws, Rules and Regulations and make available to JDS, upon reasonable request, true and accurate records of chemical, physical and other tests of the raw materials for the Products. Such Inspections are typically scheduled not more frequently than annually; however, specific events may require more frequent inspections, such as, without limitation, failure investigations, implementation and/or validation of manufacturing or packaging changes, and the failure of NPI to comply with the terms of this Agreement. JDS’s representatives shall be bound by the provisions of Section 8.1 of this Agreement regarding any Confidential Information of NPI obtained by such representatives as a result of any inspection conducted pursuant to this provision.
     2.7 Governmental Action. If any governmental or regulatory authority notifies NPI that it will inspect NPI’s facility, or any of NPI’s records, equipment, or procedures related to the manufacture of the Product, NPI shall notify JDS as soon as is practicable (to the extent possible, within two (2) business days and prior to the inspection or action), allow the authority to conduct an inspection or take other legal action, and provide JDS with copies of any documents issued to NPI by the authority (including, but not limited to, Lists of Inspectional Observations (FDA Form 483), Establishment Inspection Reports (“EIRs”), and Warning Letters). Where appropriate, NPI shall also provide its proposed response to such documents to JDS for JDS’s prior review and approval (such approval not to be unreasonably withheld). NPI shall provide JDS with copies of all such final documents submitted to FDA or other governmental agencies within one (1) business day of submission.

     2.8 Customer Service. NPI shall maintain systems, staffing, and procedures in place to consistently maintain excellent customer service to JDS. Upon notice by JDS, NPI and JDS shall immediately and appropriately address and remedy any failure of NPI to maintain excellent customer service.
Article 3 — Purchase of Product
     3.1 Purchase Obligation. JDS shall purchase and receive from NPI, and NPI shall sell and deliver to JDS or its designated agent, JDS’s orders for Products, to be ordered pursuant to the terms hereof in the quantities set forth in the Purchase Orders (as defined herein). The cost of shipping all such Products shall be borne by JDS. Title to Products shipped by NPI in accordance with the terms and conditions of this Agreement shall pass to JDS upon acceptance by the Carrier; provided, however, pursuant to the Laws, Rules and Regulations, JDS shall always retain title to the active pharmaceutical ingredient provided by or on behalf of JDS and any products produced therefrom.
     3.2 Production Scheduling. At least thirty (30) days prior to the start of each calendar quarter (the “First Quarter”) during the Supply Term, JDS or its designated agent shall, by written notice hereunder, deliver to NPI: (i) a Purchase Order, if an order is being placed, setting forth the Products to be purchased during the next succeeding calendar quarter (the “Second Quarter”) and the desired delivery date(s) (which date(s) shall be no more than once each month during the Second Quarter for each quantity so ordered; and (ii) a written forecast (the “Forecast”) of JDS’s expected requirements of Products and the presentation forms thereof for the next three (3) calendar quarters after the Second Quarter, together with the expected quantity and delivery date(s) for each quantity so forecast to be ordered during such quarters. JDS may not reject as non-conforming orders filled within 10% of the requested order quantity, provided that the Products are otherwise satisfactory.

     (a) Release for Shipment. NPI shall release for shipment quantities of Product consistent with the Purchase Order issued by JDS. If there is any discrepancy between the terms of the Purchase Order and the terms of this Agreement, the terms of this Agreement shall control.
     (b) Limitations. JDS shall use commercially reasonable efforts to ensure that JDS’s Purchase Orders comply as closely as possible with the Forecasts for each calendar quarter during the term hereof. In no event shall NPI be obligated to deliver to JDS in the Second Quarter more than one hundred twenty-five percent (125%) of the total quantity set forth in the Second Quarter forecast. In no event shall JDS’s Purchase Order for the Second Quarter be less than seventy-five percent (75%) of the total quantity set forth in Second Quarter forecast. If JDS’s Purchase Orders in the Second Quarter are more than one hundred twenty-five percent (125%) of the total quantity set forth in the Second Quarter forecast (the “Excess Order”), NPI shall determine feasibility of meeting the Purchase Order request. If feasible, NPI shall produce and invoice JDS for any premium costs required to deliver the product that exceeds one hundred twenty-five percent (125%) of the Second Quarter forecast; provided, however, that NPI shall provide JDS notice of the proposed premium costs at least three (3) days prior to the production of Product of such Excess Order and JDS shall have the right to alter or amend the Excess Order. If JDS’s Purchase Order in the Second Quarter is less than seventy-five percent (75%) of the Second Quarter forecast, NPI shall invoice JDS for raw materials held in inventory pursuant to the Second Quarter forecast that are in excess of the Second Quarter forecast, but less than what is necessary for one hundred twenty-five percent (125%) of the Second Quarter forecast, at cost plus a 15% carrying fee. Any raw materials paid for pursuant to this paragraph will become the property of JDS.

     3.3 Certificate of Analysis and Release for Shipment. NPI shall provide a certificate of analysis (“Certificate of Analysis”) to JDS or its designated agent prior to each shipment of Supplied Product made hereunder. Such Certificate of Analysis shall certify with respect to each shipment and lot (identified by batch/lot or control number): (i) the quantity of the shipment and (ii) that the Product delivered was manufactured in accordance with the Specifications, the Master Batch Records, the requirements of Laws, Rules and Regulations, and production SOP’s; and (iii) that all documentation required by Laws, Rules and Regulations and/or production SOPs are complete and accurate. Such Certificate of Analysis also shall be accompanied by the following documents: (i) complete processing/packaging batch record(s); (ii) laboratory test data and a release recommendation; (iii) a GMP statement (as per the QA Agreement); (iv) applicable variance/out-of-specification/manufacturing failure investigations; and (v) reconciliation calculation(s). Within ten (10) business days of receiving the Certificate of Analysis and accompanying documents, JDS will notify NPI that the shipment is either approved for delivery to JDS or rejected because it is not in compliance with the terms of this Agreement, unless if JDS notifies NPI prior to the ten (10) days that additional information is needed in order to determine whether the shipment is approved for delivery or rejected. In such case, both parties will agree to cooperate to address the concern in as timely a manner as possible. However, in such case, resolution may require more than ten (10) business days. No Product shall be released by NPI prior to receiving JDS’s approval for shipment. The parties agree that they will develop and execute a qualification plan that will reduce the batch record transmission and the laboratory test data review by JDS in favor of a release decision to ship to JDS by NPI with the document review by JDS reduced to an audit basis.
     3.4 Testing Upon Delivery. Promptly following receipt of the Products in any shipment, JDS may check the compliance of such batch with the Specifications. Such compliance check shall be performed by JDS’s Quality Assurance department and shall be certified by the head of such department (or his/her designee). If JDS deems that any Products delivered to JDS hereunder fail to conform to written and approved Specifications upon delivery to JDS, then JDS shall notify NPI thereof in writing (such notice to include test results) within thirty (30) days from delivery of such Products to JDS. JDS shall retain the non-conforming Products and NPI shall have the right to inspect such Products. If NPI batch records show Products met JDS Specifications at time of delivery to Carrier, and it can be demonstrated that Product damage was due to shipping, handling or other events taking place after transfer to the Carrier, then NPI shall not be liable for any damage.

     (a) Undisputed Claims. NPI shall, if it agrees with JDS’s complaint, replace any such non-conforming Products with an equal quantity of Products complying with the Specifications at no cost to JDS and without undue delay subject to the provisions of Section 8.2 of this Agreement (force majeure). JDS shall dispose of any Products that are not in compliance with the Specifications at NPI cost, and in compliance with all applicable laws, except that JDS shall follow any reasonable instructions from NPI to return such Products to NPI, in which case, NPI shall provide JDS with a written certification that all Products returned to NPI were destroyed in accordance with applicable laws, rules, and regulations. NPI will reimburse JDS for the out-of-pocket costs of JDS for any Materials, including any active pharmaceutical ingredient, supplied by or paid for by JDS and contained in the non-conforming Products where the cause for the non-conforming product loss is within control of NPI. NPI shall not be responsible for active pharmaceutical ingredient, that is lost, spilled, scrapped or damaged in the ordinary course of business in an amount up to and including an agreed upon yield loss of the active pharmaceutical ingredient supplied by JDS or paid for by JDS. The ongoing yield loss percentage will be based on the first ten (10) production lots, and the percentage loss will be reached by mutual agreement between the Parties.
     (b) Disputed Claims. If NPI does not agree with JDS’s complaint, then NPI shall notify JDS of such disagreement within thirty (30) days of receipt of notice of deficiency. If the Parties cannot themselves resolve such disagreement within ten (10) business days of JDS’s receipt of NPI notice of disagreement, then the matter shall be submitted (without undue delay) to an independent laboratory agreed by the Parties in order to resolve the discrepancy in the analysis of the Products in question. The assessment of such laboratory shall be binding upon the Parties and any related expense shall be borne by the party whose analysis was in error. If such independent laboratory declares that the Products are non-conforming, then the provisions of Section 3.4(a) hereinabove shall apply.

     3.5 Violations. Each party shall notify the other of any violation of any Laws, Rules and Regulations applicable to the Products alleged by a third party promptly following receipt of notice of such allegation.
     3.6 Taxes. JDS agrees to pay all taxes assessed on all materials excluding finished product to which they have title respectively. JDS shall pay all taxes assessed on finished product.
Article 4 — Pricing and Payment Terms
     4.1 Pricing. The price (the “Price”) for Products Manufactured hereunder shall be as per the attached Schedule 4.1. All pricing and shipment terms shall be F.O.B. producing plant. The Price shall be adjusted as follows:
     (a) Material Prices. Starting the January after the execution of this Agreement, and annually thereafter, NPI may notify JDS of any changes in Material pricing. Changes to Material Prices may include supplier price increases or decreases. *** Changes in Pricing will be effective one month after the price change notification date (February 1st) of each year of the Supply Term.
     (b) Non-Material Costs. Components of NPI’s cost of the Products and the Manufacture thereof, other than the cost of Materials, shall hereinafter be referred to as Non-Material Costs. ***
     4.2 Payment Terms. The Price for all Product Manufactured hereunder shall be due and owing to NPI net *** after shipment of Product (s) to JDS or its designee and receipt from NPI of a complete and correct invoice, and shall be payable in currency of the United States in immediately available funds. NPI may withhold subsequent deliveries of Product or take other action it deems appropriate should JDS fail to pay any complete and correct invoice within the terms set forth herein. NPI shall give notice to JDS hereunder prior to any such action.

     4.3 Capital. The equipment listed in Schedule 4.3 is owned by or licensed to JDS and has been provided to NPI for the manufacture of Product or Products. NPI shall maintain the equipment as in the normal course of operation in a pharmaceutical environment and accordance with Laws, Rules and Regulations. NPI will not make use of this equipment for other products that would interfere with the timely delivery of Product to JDS.
     4.4 Product Scrap. In the event NPI realizes Product Scrap costs which are (i) caused by process capability issues inherent in the production formulation and/or design, and (ii) not within the control of NPI personnel, NPI will invoice JDS for a) the cost of the Materials of the Product scrapped, but only if purchased by NPI and not previously reimbursed by JDS; b) out-of-pocket environmental disposal fees; and c) a product handling fee of 15% for Materials acquired by NPI.
Article 5 — Change Management
     5.1 Required Manufacturing Changes. With respect to changes to the Specifications or manufacturing process which are required by applicable Laws, Rules and Regulations or by action (or inaction) of any legally competent government or other regulatory body or authority, or by medical or scientific concerns as to the toxicity, safety and/or efficacy of the Products (collectively, “Required Manufacturing Changes”), the Parties shall co-operate in making such changes promptly. NPI may not implement any Required Manufacturing Changes without receiving written agreement in advance from JDS. The cost for authorized Product or JDS- specific Required Manufacturing Changes shall be borne by JDS. Facility and NPI Equipment-related Required Manufacturing Changes shall be borne by NPI. For Product or JDS-specific Required Manufacturing Changes, JDS shall pay all the costs of all remaining obsolete stock of Products, all inventories of affected raw materials (at NPI actual acquisition cost plus 15%) and all remaining obsolete work in process of Products resulting from any such changes. In no event shall JDS be responsible for the costs of any JDS-specific

Required Manufacturing Change necessitated by the failure of NPI to comply with any Laws, Rules and Regulations or Specifications. In cooperating in making such changes, JDS shall be responsible for communicating with regulatory agencies with respect to the health registrations and marketing authorizations for the Products. Required Manufacturing Changes: (i) do not include changes to the labeling only (which are dealt with in Section 5.3 hereof), and (ii) do include changes resulting from or arising out of changes to or withdrawal of third party Materials.
     5.2 Discretionary Manufacturing Changes. With respect to changes to the Specifications or the manufacturing process for Products which are not Required Manufacturing Changes (collectively, “Discretionary Manufacturing Changes”), the Parties shall, to the extent commercially reasonable under the circumstances, cooperate in making such changes and the party initiating such change(s) shall bear all the costs associated with and resulting from any such changes. In no event shall NPI implement a Discretionary Manufacturing Change without providing JDS with six (6) months written notice of the change and, where appropriate, providing JDS with all documentation necessary to support a regulatory submission for the change. If the proposed change is judged to require a prospective process validation or regulatory submission, then the costs to execute and resource such validation or submission shall be the responsibility of the initiating party. All regulatory submissions will be filed by JDS.
     5.3 Labeling Changes. With respect to changes to the Printed Matter, the Parties shall cooperate in making such changes promptly and JDS shall, unless otherwise agreed, reimburse NPI for all remaining obsolete stock of Products, all inventory of Printed Matter (at NPI actual acquisition cost plus 15%) and all remaining obsolete work in process of Products resulting from any such change or amendment to the Printed Matter as long as the amount of material does not exceed 125% of the most recent forecast. JDS may, at any time during the Supply Term, change or amend any item of the labeling by notice hereunder, such change or amendment to be effective after appropriate advance written notice hereof. Under no circumstances may NPI make changes to the Printed Matter without the express written permission of JDS.

     5.4 Changes to Specifications. JDS may make changes to the Specifications from time to time, provided that all such changes, including Required Manufacturing Changes, are to be communicated to NPI in writing and promptly acknowledged by NPI in writing. Under no circumstances may NPI make changes to the Specifications without the express written permission of JDS. NPI will have 30 days to assess any potential cost impact for such changes and shall pass on any cost impact of such changes to JDS.
     5.5 Authorizations. During the Supply Term, NPI shall obtain and maintain in force all licenses and authorizations necessary for NPI to Manufacture Products including, where required, the FDA establishment fee. Except as may be required by Sections 5.1 or 5.2 hereof, NPI shall bear the full cost and expense of so obtaining and maintaining such licenses and authorizations. JDS shall give NPI all help reasonably necessary to assist NPI in so obtaining and maintaining such licenses and authorizations and shall bear the full cost and expense of so assisting NPI. In the event JDS Products require licenses in a new country or territory, JDS shall pay the costs of new license requirements. JDS shall bear all costs associated with maintenance of the health registrations for the Products, including new drug application (“NDAs”) approvals under section 505 of the FDCA.
Article 6 — Liabilities and Indemnification
     6.1 Representations and Warranties .
     (a) NPI. NPI hereby represents and warrants to JDS that (i) it has the power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) all work to be performed under this Agreement, including the Manufacture of all Products, shall be performed in a professional manner, in accordance with the Quality Assurance Agreement (Schedule 2.1(b)) and all applicable Laws, Rules and Regulations, including all health and safety ordinances and the cGMPs; and (iii) NPI has all permits and authorizations necessary to fulfill its obligations under this Agreement.

     (b) JDS. JDS hereby represents and warrants to NPI that (i) it has the power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) it is, or has filed with the FDA to become, the owner of all proprietary information, or the holder of licenses thereto, necessary to allow NPI to Manufacture the Products, and no Products, when Manufactured in accordance with the Specifications, will infringe upon the rights of any third party; and (iii) it has, or has filed with the FDA to obtain, all licenses, permits, and other authorizations necessary to fulfill its obligations under this Agreement.
     6.2 Product Warranties. NPI represents and warrants to JDS that the Products shall, on the date of delivery to JDS’s carrier: (i) meet the requirements therefore set forth in the Specifications; (ii) not be adulterated within the meaning of Section 501 of the FDCA and the regulations promulgated thereunder as each may be amended from time to time ; and (iii) comply in all material respects with all federal, state and local laws (including without limitation cGMP) applicable to the Manufacture of the Products in accordance with the Specifications. NPI makes no warranties with respect to the Products other than those specifically set forth in this section. No other warranty is expressed or implied by NPI including any warranty of merchantability or fitness for a particular purpose and none shall be implied. Further, all warranties with respect to the Products shall be only in effect for the period beginning with the date NPI delivers such products to the Carrier, and shall not apply to any product that is subsequently altered by JDS or the Carrier.
     6.3 Consequential Damages. With regard to any alleged breaches of this Agreement and any indemnification obligations herein, neither party shall be liable to the other for incidental, consequential, or special damages of any kind whatsoever, even if the party alleged to be at fault has been made aware of the possible occurrence of such damages.
     6.4 JDS Insurance. JDS shall provide NPI with evidence that it has in place the following policies with a reputable and responsible insurance carrier, which shall remain in full force and effect throughout the Supply Term: (i) All risk property insurance policy covering the full replacement cost of JDS property; (ii) general liability including product and completed operations coverage in a minimum amount of *** insuring NPI against liability for injury to persons occurring in, upon, or adjacent to NPI’s facilities. JDS shall provide evidence that NPI has been named as an additional insured under the policies described herein during the Supply Term.
     6.5 NPI Insurance. NPI shall provide JDS with evidence that it has in place with a reputable and responsible insurance carrier, which shall remain in full force and effect throughout the Supply Term, a minimum amount of *** insuring NPI against liability for Product defects. NPI shall provide evidence that NPI has been named as an additional insured under policies described herein during the term of this Agreement.
     6.6 JDS Indemnity. JDS shall indemnify, defend and hold harmless NPI, NPI’s affiliates, and each of their respective officers, directors (past, present and future), employees, representatives and agents (collectively, “Affiliates”) from and against any and all claims, loss, damage, liability, payment, and obligation, and all expenses, including without limitation reasonable legal fees (collectively, “Losses”) whether such Losses are based in contract, strict liability, negligence, warranty, statutes or regulations, or any other legal theory, including without limitation injury to or death of persons and/or property or contamination of or adverse effect on humans, animals, aquatic life or the environment, arising out of or caused by: (i) the Manufacture, use, sale or distribution of the Products, as long as such Products are in accordance with Specifications and are not adulterated under Section 501 of the FDCA; (ii) any claim threatened or brought against NPI alleging that the Specifications for any Product, including the labeling for such Product, violate any applicable United States federal, state, or local rule, regulation, law or ordinance, to the extent that such Specifications were provided to NPI by JDS and the Products in question were manufactured in compliance with such Specifications and all applicable Laws, Rules and Regulations; (iii) any material inaccuracy in or material breach of any representation, warranty, or covenant made by JDS in this Agreement; (iv) the willful misconduct or any negligent or reckless acts or omissions of any of JDS’s officers, directors, agents, affiliates, employees and/or representatives, or any allegations of the same; (v) any claim threatened or brought against NPI alleging that the Manufacture, in accordance with the design or Specifications of any Product, as provided to NPI by JDS, infringes upon any intellectual property interest of a third party; (vi) any product warranty claim or product liability claim threatened or brought against NPI with respect to the Products, as long as the Products involved in the claim meet the Specifications and are not adulterated under Section 501 of the FDCA ; and (vii) any claim, including damage to any property, or injury to any person (including JDS’s employees, representatives, agents, associates, or other persons invited by JDS to inspect NPI’s facilities on behalf of JDS), arising out of, or related to the inspection of NPI’s facilities contemplated by Section 2.6 of this Agreement.
     6.7 NPI Indemnity. NPI shall indemnify, defend and hold harmless JDS and JDS’s Affiliates from and against any and all Losses, arising out of or caused by; (i) the failure of the Products transferred to JDS hereunder to meet the requirements of Section 6.2 hereof, (ii) bodily injury or property damage in connection with the Manufacture of the Products; (iii) a material breach by NPI of any representation, warranty or covenant of this Agreement, or (iv) the willful misconduct or any negligent or reckless acts or omissions of any of NPI’s officers, directors, agents, affiliates, employees and/or representatives, or any allegations of the same.
     6.8 Joint Negligence. If any Loss incurred by or rendered against either party is determined by an independent tribunal to be due to the negligence or willful misconduct of both NPI and JDS, then the Parties shall share the costs attributable to such Loss (including but not limited to the cost of defense thereof) in accordance with the proportion of each party’s relative fault, as determined by the independent tribunal. Each party shall give the other notice of any Loss to which the preceding sentence applies and the Parties shall cooperate in the defense thereof.
     6.9 Notice and Opportunity to Defend. No party against whom a claim of indemnity shall be made pursuant to Section 6.6 or 6.7 hereof (the “Indemnifying Party”) shall be liable thereunder unless the party making such claim (the “Claiming Party”) shall notify the Indemnifying Party of such claim promptly upon becoming aware of the existence or threatened existence of any Loss giving rise to, or which may give rise to, a claim of indemnity under Section 6.6 or 6.7 hereof, but in no event later than ten (10) business days after the service (or discovery, if later) of the claim against the Claiming Party. Upon such notice becoming effective hereunder, the Indemnifying Party will handle and control the defense of such Loss. If both Parties claim indemnification hereunder for the same Loss or if the Indemnifying Party in good faith rejects the claim of indemnity, then the party or Parties named as defendant in the subject litigation will handle and control the defense of such Loss pending final resolution of the Parties’ respective claims for or with respect to indemnity hereunder. At the time of such resolution, defense costs incurred pursuant to the preceding sentence shall be apportioned between the Parties in the same manner as the Parties share ultimate liability for the underlying Loss pursuant to Sections 6.6 and 6.7 hereof. In all cases, the party not handling and controlling such defense shall cooperate in such defense and may, at its own expense, participate in such defense through counsel of its choice. The party handling and controlling such defense shall not settle or otherwise voluntarily dispose of or agree to dispose of such matter without prior approval of the other party, which shall not be unreasonably withheld.
Article 7 — Term and Termination
     7.1 Term. Subject to the provisions of Section 7.2 hereof, the initial term of this Agreement shall commence on the Agreement Date and shall continue in full force and effect, unless otherwise terminated earlier, for a period of thirty-six (36) months from the date first above written. The term of this Agreement may be extended for two additional two-year terms by written notice from JDS to NPI, and upon written acceptance from NPI to JDS, given at least twelve (12) months before the expiration of the then current term. ***
     7.2 Termination. This Agreement shall not be terminated at any time prior to the expiration of the Supply Term except in accordance with the terms and conditions of this Section 7.2.

     (a) Default. This Agreement may be terminated by written notice by either party if the other party breaches any material provision of this Agreement and does not remedy such breach within sixty (60) days of written notice of such breach.
     (b) Termination without Cause. Either Party may, at any time, terminate its obligation to purchase or supply Product, by giving written notice to the other party at least eighteen (18) months prior to the effective date of such termination.
     (c) Termination with Cause. Either party may terminate this Agreement at any time effective upon delivery of written notice of such termination, upon the occurrence of any of the following: (i) improper assignment of this Agreement by the non-terminating party; (ii) an assignment for the benefit of creditors by the non-terminating party; or (iii) commencement of voluntary or involuntary liquidation proceedings by the non-terminating party.
     7.3 Effects of Termination.
     (a) Raw Materials. If NPI has quantities of raw materials or packaging materials in excess of JDS requirements therefore after expiration or termination of this Agreement, or if NPI is required to order quantities of such raw materials or packaging materials in excess of JDS requirements therefore after termination of this Agreement, JDS shall, upon such termination, purchase all finished product at the agreed prices, and such Materials at NPI out of pocket cost plus 15% F.O.B. producing plant.
     (b) Survival of Obligations. Termination or expiration of this Agreement shall not affect the Parties’ obligations with respect to Sections 6.6, 6.7, and 8.1 of this Agreement.

Article 8 — General Provisions
     8.1 Confidentiality. During the Supply Term, and for a period of ten (10) years thereafter, the Parties, and all of their respective employees, agents, representatives, and advisors, shall maintain in confidence all of the other party’s Confidential Information, and shall not disclose Confidential Information to any third party, or use Confidential Information in any way or for the benefit of any person other than as expressly permitted in this Agreement. For the purposes of this covenant, the Parties shall have no obligation with respect to any information which has been either published or is otherwise in the public domain; is lawfully acquired from a third party under no obligation of confidentiality to the owner of the Confidential Information; is derived from information that is not otherwise confidential; or is required to be disclosed pursuant to a court order or in connection with a legal proceeding. If either party is required by law to disclose the other’s Confidential Information the disclosing party will promptly notify the owner of the Confidential Information of the requirement and will cooperate in all reasonable respects with the owner of the Confidential Information to limit the amount of information to be disclosed.
     8.2 Force Majeure.
     (a) Neither party shall be subject to any liability for delay in performance (other than the payment of money) or nonperformance hereunder as a result of contingencies and circumstances beyond its reasonable control (including, but not limited to, fire, flood, or other natural catastrophe, strike, labor trouble, accident, riot, war, act of governmental authority, or act of God) interfering with the Production, supply, transportation or receipt of Product or with the supply of any raw materials used in the Manufacture thereof, or any other required performance under this Agreement. Quantities so affected may be eliminated from this Agreement without liability, but the Agreement shall otherwise remain unaffected.
     (b) Except where the nature of the event shall prevent it from doing so, the party suffering such force majeure shall promptly notify the other party in writing after the occurrence of such force majeure and shall in every instance, to the extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such cause with all reasonable dispatch.

     (c) When the force majeure conditions in question cease to exist, the affected party shall promptly notify the other party in written form about the force majeure termination.
     (d) Should a circumstance of force majeure prevent performance of this Agreement by either party for a continuous three (3) month period, the other party may terminate this Agreement upon thirty (30) days written notice during the continuance of such force majeure in excess of three (3) months.
     8.3 Entire Agreement. This Agreement, and all exhibits and attachments hereto, constitutes the full understanding of the Parties, a complete allocation of risk between them and a complete and exclusive statement of the terms and conditions of their Agreement relating to the Manufacture of Product hereunder and supersedes and replaces any and all prior or contemporaneous agreements, arrangements, understandings, and negotiations, whether written or oral, that may exist between the Parties with respect to the subject matter hereof. Except as provided otherwise in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding on the Parties unless described as a modification or amendment of this Agreement made in writing and signed by the Parties to be bound. No modification hereof shall be effected by the acknowledgment or acceptance of any purchase order or shipping instruction forms containing terms and conditions at variance with or in addition to those set forth in this Agreement.
     8.4 Headings. Section and article headings as to the contents of particular sections and articles are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections or articles to which they refer.

     8.5 Relations Between the Parties. NPI shall act as independent contractor of JDS in performing its obligations hereunder and shall furnish all labor, supervision, machinery and equipment necessary for performance hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities in connection therewith.
     8.6 Assignment. Neither this Agreement nor any claim arising directly or indirectly out of or in connection with the performance of either Party hereunder shall be assignable by either Party hereto without the prior written consent of the other Party, which shall not be unreasonably withheld. The foregoing shall include merger or acquisition of either Party. JDS reserves the right to reduce or discontinue purchases under this Agreement, or to terminate this Agreement, without obligation, if any new entity or person obtains whole or more than 50% corporate ownership or control of NPI. No such assignment or transfer shall relieve or release the assignor or transferor from any of its liabilities or obligations under this Agreement. This Agreement is assignable to a wholly-owned subsidiary of JDS without the consent of NPI.
     8.7 Notice. All communications under this Agreement shall be in writing and shall be either faxed, sent by courier (Federal Express or equivalent) or mailed by first class mail, postage prepaid, to the fax number and/or address specified below. If faxed, such communication shall be deemed to be given when sent; provided, however, that such fax shall be confirmed by sending a hard copy by courier or first class mail (by the methods specified herein) within one (1) working day of the sending of such fax. If sent by courier or mailed by first class mail as specified below, such communication shall be deemed to be given either two (2) business days after sending (for communication sent by courier) or five (5) business days after mailing (for communication sent by mail). Either party may change its address for notice purposes by complying with the provisions of this Section 8.7. All communications hereunder shall be sent:

     (a) if to NPI at its address shown below or such other address as it may give to JDS by notice hereunder:

Christopher R. Calhoun, President
OSG Norwich Pharmaceuticals, Inc.
6826 State Highway 12
Norwich, NY 13815

Fax: (607) 335-3100

With a copy to:	Perry Morgan, Chief Financial Officer
Outsourcing Services Group
50 Tice Boulevard
Woodcliff Lake, NJ 07677

Fax: (201) 782-0499
     (b) if to JDS, at its address shown below or such other address as it may give to NPI by notice hereunder

Mr. Phillip M. Satow, CEO
JDS Pharmaceuticals, LLC.
122 East 42nd Street
New York, NY 10168
Fax: (212) 682-1946

with a copy to:	Mr. Herschel Weinstein, Esq.
Dornbush Schaeffer Strongin & Weinstein, LLP
747 Third Avenue
New York, NY 10017
Attn: Herschel S. Weinstein, Esq.
Fax: (212)-753-7673
     8.8 Severability. If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration will not invalidate any other provision hereof and this Agreement shall thereafter continue in full force and effect, except that such invalid or unenforceable provision, and (if necessary) other provisions thereof, shall be reformed by a court of competent jurisdiction so as to effect, insofar as is practicable, the intention of the Parties as set forth in this Agreement, provided that if such court is unable or unwilling to effect such reformation, the invalid or unenforceable provisions shall be deemed deleted to the same extent as if it had never existed.
     8.9 Governing Law; Venue. The provisions of this Agreement shall be governed by the laws of the State of New York, USA without regard to the rules on conflict of laws thereof. All disputes between the parties to this Agreement arising out of or in connection with the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be solely and finally settled by a board of arbitrators consisting of three arbitrators. The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”). Except as provided under the Federal Arbitration Act, 9 U.S.C. §§10 and 11, the parties agree that the award of the Arbitrators shall be final and binding and shall not be subject to judicial review. Judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the Parties or their assets. It is the intent of the Parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law, including the Federal Arbitration Act, 9 U.S.C. §2. The award of the arbitrators may be confirmed upon application of either party in any court having jurisdiction over the subject matter and the parties.
     8.10 Remedies. No right or remedy herein conferred upon the Parties is intended to be exclusive of any other right or remedy, and each and every right or remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute.

     8.11 Attachments. The attachments to this Agreement are hereby incorporated in and made a part of this Agreement. The Parties may, by mutual consent, amend any attachment hereto at any time during the term hereof by executing a version of such attachments dated after the then current version.
     8.12 Waiver; Amendment. Any waiver by either party hereto of a breach or a default of any provision of this Agreement by any other party hereto shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of any party hereto to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any such right, power or privilege by such party. Any amendment or supplementation of this Agreement shall be effective only if in writing signed by both of the Parties hereto.
     8.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and same instrument. The Parties have agreed that for this purpose, facsimile signatures will be accepted as originals.
     8.14 No Public Announcement. No public announcements will be made by either party regarding the transactions contemplated hereby until after the execution and delivery of the Agreements by all parties to the transaction. Not less than three business days prior to any public announcement, a party proposing to make such announcement shall furnish the content of the announcement to the other party and shall specify the date that the announcement will be made. The parties shall jointly cooperate in the preparation and content of any press releases announcing the transaction.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

JDS PHARMACEUTICALS, LLC.	OSG NORWICH PHARMACEUTICALS, INC.
(JDS)	(NPI)

By:	By:

/s/ Phillip M. Satow	/s/ Christopher R. Calhoun

Title: CEO	Title: President

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